Exhibit 99-1.  Regency GP LP Balance Sheet and Related Notes as of December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUTNING FIRM

The Partners
Regency GP LP:

We have audited the accompanying consolidated balance sheet of Regency GP LP and subsidiaries as of December 31, 2007.  This consolidated financial statement is the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Regency GP LP and subsidiaries as of December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
May 9, 2008

Exhibit 99.1 - 1

Regency GP LP
Consolidated Balance Sheet
(in thousands)

December 31, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$32,972
Restricted cash	6,029
Accrued revenues and accounts receivable, net of allowance of $61	134,109
Related party receivables	61
Other current assets	6,723
Total current assets	179,894

Property, plant and equipment
Gas plants and buildings	134,300
Gathering and transmission systems	780,761
Other property, plant and equipment	105,399
Construction-in-progress	33,552
Total property, plant and equipment	1,054,012
Less accumulated depreciation	(140,903)
Property, plant and equipment, net	913,109

Other Assets:
Intangible assets, net of accumulated amortization of $8,929	77,804
Other, net of accumulated amortization of debt issuance costs of $2,488	13,529
Goodwill	94,075
Total other assets	185,408

TOTAL ASSETS	$1,278,411

LIABILITIES & PARTNERS' CAPITAL
Current Liabilities:
Accounts payable, accrued cost of gas and liquids and accrued liabilities	$144,930
Related party payables	50
Escrow payable	6,029
Accrued taxes payable	4,274
Liabilities from risk management activities	37,852
Other current liabilities	5,123
Total current liabilities	198,258

Long-term liabilities from risk management activities	15,073
Other long-term liabilities	15,393
Long-term debt	481,500
Minority interest	557,667

Commitments and contingencies

Partners' Capital	10,520

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$1,278,411

See accompanying notes to consolidated balance sheet

Exhibit 99.1 - 2

Regency GP LP
Notes to Consolidated Balance Sheet

1.  Organization and Basis of Presentation
Organization of Regency GP LP.  Regency GP LP (the “General Partner”) is the general partner of Regency Energy Partners LP.  The General Partner owns a 2 percent general partner interest and incentive distribution rights in Regency Energy Partners LP, a Delaware limited partnership.  The General Partner’s general partner is Regency GP LLC.  All dollar amounts are presented in thousands.

Organization of Regency Energy Partners LP.  Regency Energy Partners LP and its subsidiaries (the “Partnership”) are engaged in the business of gathering, treating, processing, transporting, and marketing natural gas and natural gas liquids (“NGLs”).

Basis of Presentation.  The General Partner has no independent operations and no material assets outside those of the Partnership.  The number of reconciling items between the consolidated balance sheet and that of the Partnership are few.  The most significant difference is that relating to minority interest ownership in the General Partner’s net assets by certain limited partners of the Partnership, and the elimination of the General Partner’s investment in the Partnership.

Acquisition of FrontStreet Hugoton, LLC.  On January 7, 2008, the Partnership acquired all of the outstanding equity and minority interest (the “FrontStreet Acquisition”) of FrontStreet Hugoton, LLC (“FrontStreet”) from ASC Hugoton LLC, (“ASC”), and FrontStreet EnergyOne LLC, (“EnergyOne” and, together with ASC, the “Sellers”). FrontStreet owns a gas gathering system located in Kansas and Oklahoma, which is operated by a third party.  As a result of the acquisition, the Partnership increased its presence in the Midcontinent region, adding predictable, fee-based revenue to its gathering and processing segment.

The total purchase price consisted of (a) 4,701,034 Class E common units of the Partnership issued to ASC in exchange for its 95 percent interest and (b) the payment of $11,752,000 in cash to EnergyOne in exchange for its five percent minority interest and the termination of a management services contract valued at $3,888,000.  Regency Gas Services LP ("RGS") financed the cash portion of the purchase price out of its revolving credit facility.  The transaction is subject to customary post-closing adjustments.

The as-if pooling treatment resulted in an increase in revenues of $22,184,000 for the year ended December 31, 2007 compared to the prior reported balance, and a decrease of $6,097,000 in net loss for the same period.

In connection with the FrontStreet Acquisition, the General Partner entered into Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership of the Partnership, which created the Partnership’s Class E common units. The Class E common units have the same terms and conditions as the Partnership’s common units, except that the Class E common units are not entitled to participate in earnings or distributions of operating surplus by the Partnership. The Class E common units were issued in a private offering conducted in accordance with the exemption from the registration requirements of the Securities Act of 1933 as afforded by Section 4(2) thereof. The Class E common units converted into common units on a one-for-one basis on May 5, 2008.

Because the acquisition of ASC’s 95 percent interest is a transaction between commonly controlled entities (i.e., the buyer and the sellers were each affiliates of GECC), the Partnership accounted for this portion of the acquisition in a manner similar to the pooling of interest method. Under this method of accounting, the Partnership will reflect historical balance sheet data for both the Partnership and FrontStreet instead of reflecting the fair market value of FrontStreet’s assets and liabilities. Further, certain transaction costs that would normally be capitalized were expensed.  The Partnership recast the December 31, 2007 balance sheet to reflect the as-if pooling accounting treatment of this acquisition, effective as of the date of common control of June 18, 2007.

Conversely, the acquisition of the five percent minority interest is a transaction between independent parties, for which the Partnership will apply the purchase method of accounting.  The Partnership is in the process of obtaining third-party valuations of long-lived and certain intangible assets; thus, the allocation of the purchase price is subject to refinement.

Exhibit 99.1 - 3

The following table summarizes the book values of the assets acquired and liabilities assumed at the date of common control, following the as-if pooled method of accounting.

At June 18, 2007
(in thousands)

Current assets	$8,840
Property, plant and equipment	91,556
Total assets acquired	100,396
Current liabilities	(12,556)
Net book value of assets acquired	$87,840

2.  Summary of Significant Accounting Policies
Use of Estimates.  These consolidated financial statements have been prepared in conformity with GAAP which necessarily include the use of estimates and assumptions by management that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements.  Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could be different from those estimates.

Cash and Cash Equivalents. Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Restricted Cash.  Restricted cash of $6,029,000 is held in escrow for environmental remediation projects pursuant to an escrow agreement.  A third-party agent invests funds held in escrow in US Treasury securities.  Interest earned on the investment is credited to the escrow account.

Property, Plant and Equipment. Property, plant and equipment is recorded at historical cost of construction or, upon acquisition, the fair value of the assets acquired.  Sales or retirements of assets, along with the related accumulated depreciation, are included in operating income unless the disposition is treated as discontinued operations.  Gas to maintain pipeline minimum pressures is capitalized and classified as property, plant, and equipment.  Financing costs associated with the construction of larger assets requiring ongoing efforts over a period of time are capitalized. For the year ended December 31, 2007, the Partnership capitalized interest of $1,754,000.  The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred.  Expenditures to extend the useful lives of the assets are capitalized.

The Partnership assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability is assessed by comparing the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the fair value of the assets.

The Partnership accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143 “Accounting for Asset Retirement Obligations” and FIN 47 “Accounting for Conditional Asset Retirement Obligations.” These accounting standards require the Partnership to recognize on its balance sheet the net present value of any legally binding obligation to remove or remediate the physical assets that it retires from service, as well as any similar obligations for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Partnership.  While the Partnership is obligated under contractual agreements to remove certain facilities upon their retirement, management is unable to reasonably determine the fair value of such asset retirement obligations because the settlement dates, or ranges thereof, were indeterminable and could range up to 95 years, and the undiscounted amounts are immaterial.  An asset retirement obligation will be recorded in the periods wherein management can reasonably determine the settlement dates.

Exhibit 99.1 - 4

Depreciation of plant and equipment is recorded on a straight-line basis over the following estimated useful lives.

Functional Class of Property	Useful Lives (Years)
Gathering and Transmission Systems	5-20
Gas Plants and Buildings	15-35
Other property, plant and equipment	3-10

Intangible Assets. Intangible assets consisting of (i) permits and licenses and (ii) customer contracts are amortized on a straight line basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to the Partnership’s future cash flows.  The value of the permits and licenses was determined by discounting the income associated with activities that would be lost over the period required to replace these permits and their estimated useful life is fifteen years.  The Partnership renegotiated a number of significant customer contracts and the value of customer contracts was determined by using a discounted cash flow model.  The estimated useful lives range from three to thirty years.

The Partnership evaluates the carrying value of intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  In assessing the recoverability, the Partnership compares the carrying value to the undiscounted future cash flows the intangible assets are expected to generate.  If the total of the undiscounted future cash flows is less than the carrying amount of the intangible assets, the intangibles are written down to their fair value.  The Partnership did not record any impairment in 2007.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination.  Goodwill is allocated to two reportable segments, Gathering and Processing and Transportation. Goodwill is not amortized, but is tested for impairment annually based on the carrying values as of December 31, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. Impairment occurs when the carrying amount of a reporting unit exceeds it fair value.  At the time it is determined that an impairment has occurred, the carrying value of the goodwill is written down to its fair value.  To estimate the fair value of the reporting units, the Partnership makes estimates and judgments about future cash flows, as well as to revenues, cost of sales, operating expenses, capital expenditures and net working capital based on assumptions that are consistent with the Partnership’s most recent forecast.  No impairment was indicated for the years ended December 31, 2007.

Other Assets, net. Other assets, net primarily consists of debt issuance costs, which are capitalized and amortized to interest expense, net over the life of the related debt.

Gas Imbalances. Quantities of natural gas or NGLs over-delivered or under-delivered related to imbalance agreements are recorded monthly as other current assets or other current liabilities using then current market prices or the weighted average prices of natural gas or NGLs at the plant or system pursuant to imbalance agreements for which settlement prices are not contractually established.  Within certain volumetric limits determined at the sole discretion of the creditor, these imbalances are generally settled by deliveries of natural gas.  Imbalance receivables and payables as of December 31, 2007 were immaterial.

Exhibit 99.1 - 5

Risk Management Activities.  The Partnership’s net income and cash flows are subject to volatility stemming from changes in market prices such as natural gas prices, natural gas liquids prices, and processing margins. The Partnership uses ethane, propane, butane, natural gasoline, and condensate swaps to create offsetting positions to specific commodity rate exposures. Prior to July 1, 2005, derivative financial instruments were not designated for hedge accounting and the changes in fair value of these contracts were marked to market and unrealized gains and losses were recorded in revenue. Subsequent to July 1, 2005, the Partnership accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (“SFAS No. 133”), whereby all derivative financial instruments were recorded in the balance sheet at their fair value on a net basis by settlement date. The Partnership employs derivative financial instruments in connection with an underlying asset, liability and/or anticipated transaction and not for speculative purposes. Derivative financial instruments qualifying for hedge accounting treatment have been designated by the Partnership as cash flow hedges. The Partnership enters into cash flow hedges to hedge the variability in cash flows related to a forecasted transaction.

At inception, the Partnership formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness. The Partnership also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives are highly effective in offsetting changes in cash flows of the hedged item. Furthermore, the Partnership regularly assesses the creditworthiness of counterparties to manage against the risk of default.  If the Partnership determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.  For cash flow hedges, changes in the derivative fair values, to the extent that the hedges are effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings. Any ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings.  In the statement of cash flows, the effects of settlements of derivative instruments are classified consistent with the related hedged transactions. For the Partnership’s derivative financial instruments that were not designated for hedge accounting, the change in market value is recorded as a component of net unrealized and realized loss from risk management activities in the consolidated statements of operations.

Income Taxes. The Partnership is generally not subject to income taxes, except as discussed below, because its income is taxed directly to its partners. Effective January 1, 2007, the Partnership became subject to the gross margin tax enacted by the state of Texas on May 1, 2006. The Partnership has wholly-owned subsidiaries that are subject to income tax and provides for deferred income taxes using the asset and liability method for these entities. Accordingly, deferred taxes are recorded for differences between the tax and book basis that will reverse in future periods. The Partnership’s deferred tax liability of $8,642,000 as of December 31, 2007 relates to the difference between the book and tax basis of property, plant, and equipment and intangible assets and is included in other long-term liabilities in the accompanying consolidated balance sheet. The Partnership adopted the provisions of FIN No. 48 “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement 109”, on January 1, 2007. Upon adoption, the Partnership did not identify or record any uncertain tax positions not meeting the more likely than not standard. The Partnership’s entities that are required to pay federal income tax recognized current income tax expense ($1,171,000) and deferred income tax benefit ($240,000) using a 35.325 percent effective rate.

Minority Interest. Minority interest represents non-controlling ownership interest in the net assets of the Partnership.  The minority interest attributable to the limited partners of the Partnership consists of common units of the Partnership held by the public.  The non-affiliated interest in the minority interest as of December 31, 2007 is $363,099,000.

Exhibit 99.1 - 6

Recently Issued Accounting Standards. In September 2006, the Financial Accountings Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”), which provides guidance for using fair value to measure assets and liabilities. SFAS 157 applies whenever another standard requires (or permits) assets or liabilities to be measured at fair value. This standard does not expand the use of fair value to any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, except for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis when the effective date is fiscal years beginning after November 15, 2008. Disclosures under SFAS 157 were not deferred. The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

In January 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”), which permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”), which significantly changes the accounting for business acquisitions both during the period of the acquisition and in subsequent periods. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will significantly change the accounting and reporting related to noncontrolling interests in a consolidated subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS No. 161”).  SFAS No. 161 requires enhanced disclosures about derivative and hedging activities.  These enhanced disclosures will address (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows.  SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008, with earlier adoption allowed.  The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

3.  Acquisitions and Dispositions
Palafox Joint Venture.  The Partnership acquired the outstanding interest in the Palafox Joint Venture not owned (50 percent) for $5,000,000 effective February 1, 2007.  The Partnership allocated $10,057,000 to gathering and transmission systems in the three months ended March 31, 2007.  The allocated amount consists of the investment in unconsolidated subsidiary of $5,650,000 immediately prior to the Partnership’s acquisition and the Partnership’s $5,000,000 purchase of the remaining interest offset by $593,000 of working capital accounts acquired.

Significant Asset Dispositions.  The Partnership sold selected non-core pipelines, related rights of way and contracts located in south Texas for $5,340,000 on March 31, 2007 and recorded a one-time loss on sale of $1,808,000.  Additionally, the Partnership sold two small gathering systems and associated contracts located in the Midcontinent region for $1,750,000 on May 31, 2007 and recorded a loss on the sale of $469,000.  The Partnership also sold its 34 mile NGL pipeline located in east Texas for $3,000,000 on June 29, 2007 and simultaneously entered into transportation and operating agreements with the buyer.  The Partnership accounted for this transaction as a sale-leaseback whereby the $3,000,000 gain was deferred and will be amortized to earnings over a twenty year period.  The Partnership recorded $3,000,000 in gathering and transmission systems and the related obligations under capital lease.  On August 31, 2007, the Partnership sold an idle processing plant for $1,300,000 and recorded a $740,000 gain.

Exhibit 99.1 - 7

Acquisition of Pueblo Midstream Gas Corporation.  On April 2, 2007, the Partnership and its indirect wholly-owned subsidiary, Pueblo Holdings, Inc., a Delaware corporation (“Pueblo Holdings”), entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”) with Bear Cub Investments, LLC, a Colorado limited liability company, the members of that company (the “Members”) and Robert J. Clark, as Sellers’ Representative, pursuant to which the Partnership and Pueblo Holdings on that date acquired all the outstanding equity of Pueblo Midstream Gas Corporation, a Texas corporation (“Pueblo”), from the Members (the “Pueblo Acquisition”).  Pueblo owned and operated natural gas gathering, treating and processing assets located in south Texas. These assets are comprised of a 75 MMcf/d gas processing and treating facility, 33 miles of gathering pipelines and approximately 6,000 horsepower of compression.

The purchase price for the Pueblo Acquisition consisted of (1) the issuance of 751,597 common units of the Partnership to the Members, valued at $19,724,000 and (2) the payment of $34,855,000 in cash, exclusive of outstanding Pueblo liabilities of $9,822,000 and certain working capital amounts acquired of $108,000.  The cash portion of the consideration was financed out of the proceeds of the Partnership’s revolving credit facility.

The Pueblo Acquisition offers the opportunity to reroute gas to one of the Partnership’s existing gas processing plants which is expected to provide cost savings.  The total purchase price was allocated preliminarily as follows based on estimates of the fair values of assets acquired and liabilities assumed.

At April 2, 2007
(in thousands)
Current assets	$1,295
Gas Plants and buildings	8,994
Gathering and transmission systems	13,079
Other property, plant and equipment	180
Intangible assets subject to amortization (contracts)	5,242
Goodwill	36,523
Total assets acquired	$65,313
Current liabilities	(1,187)
Long-term liabilities	(9,492)
Total purchase price	$54,634

4.  Risk Management Activities
Effective June 19, 2007, the Partnership elected to account for our entire outstanding commodity hedging instruments on a mark-to-market basis except for the portion of commodity hedging instruments where all NGLs products for a particular year were hedged and the hedging relationship was effective. As a result, a portion of commodity hedging instruments is and will continue to be accounted for using mark-to-market accounting until all NGLs products are hedged for an individual year and the hedging relationship is deemed effective.

The Partnership’s hedging positions reduce exposure to variability of future commodity prices through 2009.  The net fair value of the Partnership’s risk management activities constituted a net liability and a net asset of $52,925,000 as of December 31, 2007.  The Partnership expects to reclassify $36,171,000 of hedging losses as an offset to revenues from accumulated other comprehensive income (loss) in the next twelve months.

Upon the early termination of an interest rate swap with a notional debt amount of $200,000,000 that was effective from April 2007 through March 2009, the Partnership received $3,550,000 in cash from the counterparty.  The Partnership reclassified $1,078,000 from accumulated other comprehensive income (loss), reducing interest expense, net in the year ended December 31, 2007 because the hedged forecasted transaction will not occur.

Exhibit 99.1 - 8

5.  Long-term Debt
Obligations in the form of senior notes, and borrowings under the credit facilities are as follows.

December 31, 2007
(in thousands)
Senior notes	$357,500
Term loans	-
Revolving loans	124,000
Total	481,500
Less: current portion	-
Long-term debt	$481,500

Availability under term and revolving credit facility:
Total credit facility limit	$500,000
Term loans	-
Revolver loans	(124,000)
Letters of credit	(27,263)
Total available	$348,737

Long-term debt maturities as of December 31, 2007 for each of the next five years are as follows.

Year ending December 31,	Amount
(in thousands)
2008	$-
2009	-
2010	-
2011	124,000
2012	-
Thereafter	357,500
Total	$481,500

Senior Notes. In 2006, the Partnership and Regency Energy Finance Corp. (“Finance Corp”), a wholly-owned subsidiary of RGS, issued $550,000,000 senior notes that mature on December 15, 2013 in a private placement (“senior notes”). The senior notes bear interest at 8.375 percent and interest is payable semi-annually in arrears on each June 15 and December 15. In August 2007, the Partnership exercised its option to redeem 35 percent or $192,500,000 of its outstanding senior notes on or before December 15, 2009. Under the senior notes terms, no further redemptions are permitted until December 15, 2010. The Partnership made the redemption at a price of 108.375 percent of the principal amount plus accrued interest. Accordingly, a redemption premium of $16,122,000 was recorded as loss on debt refinancing and unamortized loan origination costs of $4,575,000 were written off and charged to loss on debt refinancing in the year ended December 31, 2007. A portion of the proceeds of an equity offering was used to redeem the senior notes. In September 2007, the Partnership exchanged its then outstanding 8 3/8 percent senior notes which were not registered under the Securities Act of 1933 for senior notes with identical terms that have been so registered.

The senior notes and the guarantees are unsecured and rank equally with all of the Partnership’s and the guarantors’ existing and future unsubordinated obligations. The senior notes and the guarantees will be senior in right of payment to any of the Partnership’s and the guarantors’ future obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees.  The senior notes and the guarantees will be effectively subordinated to the Partnership’s and the guarantors’ secured obligations, including the Partnership’s Credit Facility, to the extent of the value of the assets securing such obligations.

Exhibit 99.1 - 9

The senior notes are guaranteed by each of the Partnership’s current subsidiaries (the “Guarantors”) as of December 31, 2007, except for certain wholly-owned subsidiaries of the Partnership.  These note guarantees are the joint and several obligations of the Guarantors.  A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets if such sale would cause a default under the terms of the senior notes.  Events of default include nonpayment of principal or interest when due; failure to make a change of control offer (explained below); failure to comply with reporting requirements according to SEC rules and regulations; and defaults on the payment of obligations under other mortgages or indentures.  Since certain wholly-owned subsidiaries do no guarantee the senior notes, the consolidating Partnership balance sheet of the guarantors and non-guarantors for the year-end December 31, 2007 are disclosed below.

Balance Sheet
December 31, 2007
(in thousands)

	Guarantors	Non Guarantors	Eliminations	Consolidated
ASSETS
Total current assets	$170,416	$9,478	$-	$179,894
Property, plant and equipment, net	818,054	95,055	-	913,109
Total other assets	185,408	-	-	185,408
TOTAL ASSETS	$1,173,878	$104,533	$-	$1,278,411

LIABILITIES & PARTNERS' CAPITAL
Total current liabilities	$191,580	$6,678	$-	$198,258
Long-term liabilities from risk management activities	15,073	-	-	15,073
Other long-term liabilities	15,393	-	-	15,393
Long-term debt	481,500	-	-	481,500
Minority interest	-	-	557,667	557,667
Total partners' capital	470,332	97,855	(557,667)	10,520
TOTAL LIABILITIES & PARTNERS' CAPITAL	$1,173,878	$104,533	$-	$1,278,411

The Partnership may redeem the senior notes, in whole or in part, at any time on or after December 15, 2010, at a redemption price equal to 100 percent of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest and liquidated damages, if any, to the redemption date. At any time before December 15, 2010, the Partnership may redeem some or all of the notes at a redemption price equal to 100 percent of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Upon a change of control, each holder of notes will be entitled to require us to purchase all or a portion of its notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.  The Partnership’s ability to purchase the notes upon a change of control will be limited by the terms of the Partnership’s debt agreements, including the Credit Facility. Subsequent to the GE EFS Acquisition, no bond holder has exercised this option.

The senior notes contain covenants that, among other things, limit the Partnership’s ability and the ability of certain of the Partnership’s subsidiaries to: (i) incur additional indebtedness; (ii) pay distributions on, or repurchase or redeem equity interests; (iii) make certain investments; (iv) incur liens; (v) enter into certain types of transactions with affiliates; and (vi) sell assets or consolidate or merge with or into other companies. If the senior notes achieve investment grade ratings by both Moody’s and S&P and no default or event of default has occurred and is continuing, the Partnership and its restricted subsidiaries will no longer be subject to many of the foregoing covenants.

Fourth Amended and Restated Credit Agreement.  At December 31, 2006, RGS’ Fourth Amended and Restated Credit Agreement (“Credit Facility”) allowed for borrowings of $850,000,000 consisting of $600,000,000 in term loans and $250,000,000 in a revolving credit facility.  The availability for letters of credit was $100,000,000.  RGS had the option to increase the commitments under the revolving credit facility or the term loan facility, or both, by an amount up to $200,000,000 in the aggregate, provided that no event of default has occurred or would result due to such increase, and all other additional conditions for the increase in commitments have been met.  On September 28, 2007, the Partnership amended its Credit Facility, increasing the revolving debt commitment to $500,000,000. The Partnership retained its option to increase the commitment under the revolving or term credit facilities by an aggregate amount up to $250,000,000, subject to the same conditions noted above.

Exhibit 99.1 - 10

RGS’ obligations under the Credit Facility are secured by substantially all of the assets of RGS and its subsidiaries and are guaranteed, except for those owned by one of our subsidiaries, by the Partnership and each such subsidiary. The revolving loans mature in five years.

Interest on revolving loans thereunder will be calculated, at the option of RGS, at either: (a) a base rate plus an applicable margin of 0.50 percent per annum or (b) an adjusted LIBOR rate plus an applicable margin of 1.50 percent per annum.

RGS must pay (i) a commitment fee equal to 0.30 percent per annum of the unused portion of the revolving loan commitments, (ii) a participation fee for each revolving lender participating in letters of credit equal to 1.50 percent per annum of the average daily amount of such lender’s letter of credit exposure, and (iii) a fronting fee to the issuing bank of letters of credit equal to 0.125 percent per annum of the average daily amount of the letter of credit exposure.

The Credit Facility contains financial covenants requiring RGS and its subsidiaries to maintain debt to EBITDA and EBITDA to interest expense within certain threshold ratios. At December 31, 2007, RGS and its subsidiaries were in compliance with these covenants.

The Credit Facility restricts the ability of RGS to pay dividends and distributions other than reimbursements of the Partnership for expenses and payment of dividends to the Partnership to the extent of the Partnership’s determination of available cash (so long as no default or event of default has occurred or is continuing).  The Credit Facility also contains various covenants that limit (subject to certain exceptions and negotiated baskets), among other things, the ability of RGS (but not the Partnership):
•	to incur indebtedness
•	to grant liens;
•	to enter into sale and leaseback transactions;
•	to make certain investments, loans and advances;
•	to dissolve or enter into a merger or consolidation;
•	to enter into asset sales or make acquisitions;
•	to enter into transactions with affiliates;
•	to prepay other indebtedness or amend organizational documents or transaction documents (as defined in the Credit Facility);
•	to issue capital stock or create subsidiaries; or
•	to engage in any business other than those businesses in which it was engaged at the time of the effectiveness of the Credit Facility or reasonable extensions thereof.

In July 2007, the Partnership used a portion of the proceeds from the equity offering to repay the $50,000,000 outstanding principal balance of term loan against the credit facility, together with accrued interest. Unamortized loan origination costs of $503,000 were written off and charged to loss on debt refinancing in the year ended December 31, 2007.

6.  Other Assets
Intangible assets, net.  Intangible assets, net consist of the following.

	Permits and Licenses	Customer Contracts	Total
	(in thousands)
Balance at December 31, 2006	$10,247	$66,676	$76,923
Additions	-	5,242	5,242
Disposals	(108)	-	(108)
Amortization	(771)	(3,482)	(4,253)
Balance at December 31, 2007	$9,368	$68,436	$77,804

Exhibit 99.1 - 11

The expected amortization of the intangible assets for each of the five succeeding years is a follows.

Year ending December 31,	Total
(in thousands)
2008	$3,780
2009	3,780
2010	3,780
2011	3,643
2012	342

Goodwill.  Goodwill consists of $59,832,000 and $34,243,000 for the gathering and processing and transportation segment, respectively, as of December 31, 2007.

7.  Fair Value of Financial Instruments
The estimated fair value of financial instruments was determined using available market information and valuation methodologies.  The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term maturities.  Restricted cash and related escrow payable approximate fair value due to the relatively short-term settlement period of the escrow payable.  Risk management assets and liabilities are carried at fair value.  Long-term debt other than the senior notes was comprised of borrowings under which, at December 31, 2007, accrued interest under a floating interest rate structure.  Accordingly, the carrying value approximates fair value for the long term debt amounts outstanding.  The estimated fair value of the senior notes was $367,778,000 as of December 31, 2007.

8.  Leases
The Partnership leases office space and certain equipment for various periods and determined that these leases are operating leases.  The Partnership also sold its 34 mile NGL pipeline located in east Texas for $3,000,000 on June 29, 2007 and simultaneously entered into transportation and operating agreements with the buyer.  The Partnership accounted for this transaction as a sale-leaseback.  This qualifies for capital lease treatment and the lease term is 20 years.  Contingent rentals on this capital lease may be imposed if the Partnership increases the volume of NGLs shipped on the leased pipeline.  The minimum lease payments escalate annually by an amount equal to the increase in a consumer price index beginning at mid-year 2010 and continue to escalate through the remainder of the term of the lease.  The following table is a schedule of future minimum lease payments for operating leases that had initial or remaining noncancelable lease terms in excess of one year as of December 31, 2007.

For the year ended December 31,	Operating	Capital
	(in thousands)
2008	$505	$402
2009	196	401
2010	194	409
2011	160	422
2012	27	436
Thereafter	-	8,010
Total minimum lease payments	$1,082	10,080
Less: Amount representing estimated executory costs (such as maintenance and insurance), including profit thereon, included in minimum lease payments		2,054
Net minimum lease payments		8,026
Less: Amount representing interest		4,981
Present value of net minimum lease payments		$3,045

Exhibit 99.1 - 12

The following table sets forth the Partnership’s assets and obligations under the capital lease which are included in other current and long-term liabilities on the balance sheet.

December 31, 2007
(in thousands)

Gross amount included in gathering and transmission systems	$3,000
Less accumulated amortization	(75)
$2,925

Current obligation under capital lease	$365
Noncurrent obligation under capital lease	2,680
$3,045

The Partnership subleases office space from an affiliate.  The lease is classified as an operating lease and provides for minimum annual rentals of $148,000 through September 2010, plus contingent rentals based on a fixed allocation of operating expenses.

9.  Commitments and Contingencies
Legal.  The Partnership is involved in various claims and lawsuits incidental to its business.  In the opinion of management, these claims and lawsuits in the aggregate will not have a material adverse effect on the Partnership’s business, financial condition, results of operations or cash flows.

Construction and Operating Agreement.  Prior to the acquisition of FrontStreet by the Partnership, FrontStreet entered into a construction and operation agreement (“C&O Agreement”) contract with a third party.  Under the terms of the C&O Agreement, the third party is responsible for operating, maintaining and repairing the FrontStreet gathering system.  Subject to prior approval, the Partnership is responsible for paying for capital additions and expenses incurred by the operator of the FrontStreet gathering system.  The C&O Agreement shall remain in effect until such time as the gathering agreement (discussed below) terminates or the third party is removed as operator in accordance with terms of the C&O Agreement.

The C&O Agreement also requires the third party to comply with all applicable environmental standards.  While the Partnership would be responsible for any environmental contamination as a result of the operation, remedies are provided to the Partnership under the C&O Agreement allowing it to recover costs incurred to remediate a contaminated site.  Additionally, the C&O Agreement states that the Partnership is specifically responsible for the removal, remediation, and abatement of Polychlorinated Biphenyls (“Remediation Work”).  However, under the terms of the C&O Agreement, the Partnership can include up to $2,200,000 of expenditures for Remediation Work related to conditions in existence prior to October 1994.  The Partnership has obtained an indemnification against any environmental losses for preexisting conditions prior to the acquisition date from the previous owner.  The Partnership has escrowed $750,000 in the event the third party does not agree to include in the cost of service expenditures for Remediation Work.  As of December 31, 2007, the Partnership has not recorded any obligation for Remediation Work.  The C&O Agreement shall remain in effect until such time as the gathering agreement (discuss below) terminates or the third party is removed as operator in accordance with terms of the C&O Agreement.

Gathering Agreement.  Prior to the acquisition of FrontStreet by the Partnership, FrontStreet has entered into a gathering agreement (“Gathering Agreement”) contract into with a third party, whereby the third party dedicates for gathering by the FrontStreet gathering system all of the commercially producible gas in a defined list of producing fields.  The Gathering Agreement allows the Partnership to charge a per unit gathering fee (the “Gathering Fee”) calculated on estimated cost of service over the total estimated units to be transported in a calendar year.  The Gathering Fee is predetermined for a calendar year by November 7 of the preceding calendar year and then subject to redetermination on June 7.  As part of the redetermination process, the Gathering Fee is trued-up, inclusive of interest, based on actual costs incurred including abandonment costs and actual units transported.  The term of the Gathering Agreement is for as long as gas is capable of being produced in commercial quantities, subject to certain exceptions in the event of an ownership change of the gas field, or the removal of the third party as operator of the FrontStreet gathering system.

Exhibit 99.1 - 13

Annual Settlement Payment Agreement.  The Partnership and the third are also parties to an annual settlement payment agreement (“ASPA”) which provides the Partnership with a fixed return on its investment in the FrontStreet gathering system.  The ASPA also provides the mechanism for recovery of the costs of current period Remediation Work.  The amount due under the ASPA is calculated monthly, inclusive of interest.  Payments under the ASPA for a calendar year are due on the following March 15.  The term of the ASPA is the same as the Gathering Agreement.

Escrow Payable.  At December 31, 2007, $6,029,000 remained in escrow pending the completion by El Paso Field Services, LP (“El Paso”) of environmental remediation projects pursuant to the purchase and sale agreement (“El Paso PSA”) related to the assets in north Louisiana and in the mid-continent area.  In the El Paso PSA, El Paso indemnified the predecessor of our operating partnership RGS against losses arising from pre-closing and known environmental liabilities subject to a limit of $84,000,000 and subject to certain deductible limits.  Upon completion of a Phase II environmental study, the Partnership notified El Paso of remediation obligations amounting to $1,800,000 with respect to known environmental matters and $3,600,000 with respect to pre-closing environmental liabilities.

In January 2008, the Board of Directors of the General Partner and the Partnership signed a settlement of the El Paso environmental remediation.  Under the settlement, El Paso will clean up and obtain “no further action” letters from the relevant state agencies for three owned Partnership facilities.  El Paso is not obligated to clean up properties leased by the Partnership, but it indemnified the Partnership for pre-closing environmental liabilities at that site.  All sites for which the Partnership made environmental claims against El Paso are either addressed in the settlement or have already been resolved.  The Partnership will release all but $1,500,000 from the escrow fund maintained to secure El Paso’s obligations.  This amount will be further reduced per a specified schedule as El Paso completes its cleanups and the remainder will be released upon completion.

Environmental.  A Phase I environmental study was performed on the Waha assets in connection with the pre-acquisition due diligence process in 2004.  Most of the identified environmental contamination had either been remediated or was being remediated by the previous owners or operators of the properties.  The aggregate potential environmental remediation costs at specific locations were estimated to range from $1,900,000 to $3,100,000.  No governmental agency has required the Partnership to undertake these remediation efforts.  Management believes that the likelihood that it will be liable for any significant potential remediation liabilities identified in the study is remote.  Separately, the Partnership acquired an environmental pollution liability insurance policy in connection with the acquisition to cover any undetected or unknown pollution discovered in the future.  The policy covers clean-up costs and damages to third parties, and has a 10-year term (expiring 2014) with a $10,000,000 limit subject to certain deductibles.  No claims have been made.

TCEQ Notice of Enforcement. On February 15, 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued to RFS a Notice of Enforcement concerning its Tilden Gas Plant, located in McMullen County, Texas (“the Plant”).  The Notice of Enforcement alleges that, between March 9, 2006, and May 8, 2007, the Plant experienced 15 emission events of various durations from 4 hours to 41 days, which the Plant failed to report to TCEQ and other agencies within 24 hours of occurrence. These events occurred during times of failure of the Tilden plant sulphur recovery unit or ancillary equipment and resulted in the flaring of acid gas.  Of these events, one relates to an alleged release of nearly 6 million pounds of sulphur dioxide and 64,000 pounds of hydrogen sulphide, 11 related to less than 2,500 pounds of sulphur dioxide and three related to more than 2,500 and less than 40,000 pounds of sulphur dioxide (including two releases of 126 and 393 pounds of hydrogen sulphide). In 2007, the subsidiary completed construction of an acid gas reinjection unit at the Tilden plant and permanently shut down the Sulphur Recovery Unit.

Exhibit 99.1 - 14

All these emission incidents were reported by means of fax or telephone to the TCEQ pursuant to an informal procedure established with the TCEQ by the prior owner of the Tilden plant and, indeed, the subsidiary paid the emission fines in connection with all the incidents.  Using that procedure, all except one were timely. Prior to the acquisition of the Plant by our subsidiary, the TCEQ had established its electronic data base for emission events, but our subsidiary did not report using that facility. On April 3, 2008, the TCEQ presented Regency Field Services, L.P. with a written offer to settle the allegations made in the Notice of Enforcement for an administrative penalty in the amount of $480,000.  Regency Field Services, L.P. will meet with TCEQ to present its view that the emissions were neither excessive nor improperly reported.  Management of the General Partner does not expect the NOE to have a material adverse effect on its results of operations or financial condition.

10.  Related Party Transactions
Under an omnibus agreement, Regency Acquisition LP, the entity that formerly owned the General Partner, agreed to indemnify the Partnership in an aggregate not to exceed $8,600,000, generally for three years after February 3, 2006, for certain environmental noncompliance and remediation liabilities associated with the assets transferred to the Partnership and occurring or existing before that date.  To date, no claims have been made against the omnibus agreement.

BlackBrush Oil & Gas, LP (“BBOG”), an affiliate of HM Capital Partners, is a natural gas producer on the Partnership’s gas gathering and processing system.  At the time of the TexStar Acquisition, BBOG entered into an agreement providing for the long term dedication of the production from its leases to the Partnership. In July 2007, BBOG sold its interest in the largest of these leases to an unrelated third party. BlackBrush Energy, Inc., a wholly owned subsidiary of HM Capital Partners, is the lessee of office space in the south Texas region. The Partnership subleased space from BlackBrush Energy, Inc., for which it paid $151,000 in 2007. All of the Partnership’s related party receivables and payables as disclosed in the consolidated financial statements relate to BBOG.

The employees operating the assets of the Partnership and its subsidiaries and all those providing staff or support services are employees of the General Partner. Pursuant to the Partnership Agreement, our General Partner receives a monthly reimbursement for all direct and indirect expenses incurred on behalf of the Partnership.  Reimbursements of $27,628,000 were recorded in the Partnership’s financial statements during the years ended December 31, 2007 as operating expenses or general and administrative expenses, as appropriate.

11.  Subsequent Events
Acquisition of CDM Resource Management, Ltd. On January 15, 2008, the Partnership and an indirect wholly owned subsidiary of the Partnership (“Merger Sub”) consummated an agreement and plan of merger (the “Merger Agreement”) with CDM Resource Management, Ltd., CDM OLP GP, LLC, and CDMR Holdings, LLC (each a “CDM Partner” and together the “CDM Partners”).  Upon closing, CDM merged with and into Merger Sub, with Merger Sub continuing as the surviving entity after the merger (the “CDM Merger”).  Following the merger, Merger Sub changed its name to CDM Resource Management LLC. CDM provides its customers with turn-key natural gas contract compression services to maximize their natural gas and crude oil production, throughput, and cash flow in Texas, Louisiana, and Arkansas. The Partnership operates and manages CDM as a separate reportable segment.

Exhibit 99.1 - 15

The total purchase price, subject to customary post-closing adjustments, paid by the Partnership for the partnership interests of CDM consisted of (1) the issuance of an aggregate of 7,276,506 Class D common units of the Partnership, which were valued at $219,590,000, (2) the payment of an aggregate of $161,945,000 in cash to the CDM Partners, and (3) the payment of $316,500,000 of CDM’s debt obligations. Of the Class D common units issued, 4,197,303 Class D common units were deposited with an escrow agent pursuant to an escrow agreement. Such common units constitute security to the Partnership for a period of one year after the closing of the CDM Merger with respect to any obligations of the CDM Partners under the Merger Agreement, including obligations for breaches of representation, warranties and covenants. In connection with the CDM Merger, the General Partner entered into Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership of the Partnership, which created the Partnership’s Class D common units.  The Class D common units have the same terms and conditions as the Partnership’s common units, except that the Class D common units are not entitled to participate in distributions of operating surplus by the Partnership. The Class D common units automatically convert into common units on a one-for-one basis on the close of business on the first business day after the record date for the quarterly distribution on the common units for the quarter ending December 31, 2008.  The Class D common units were issued in a private offering conducted in accordance with the exemption from the registration requirements of the Securities Act of 1933 afforded by Section 4(2) thereof.

Amendments of the Fourth Amended and Restated Credit Agreement. RGS entered into Amendment No. 4 to its Fourth Amended and Restated Credit Facility (the “4th Amendment”) on January 15, 2008, thereby expanding its revolving credit facility thereunder to $750,000,000, and borrowed $476,000,000 in revolving loans thereunder.  Such borrowings, together with cash on hand, were used for the following purposes: (i) $291,000,000 to repay the balance outstanding under CDM’s bank credit facility, (ii) $25,500,000 to fund the purchase of compressors and other equipment held by CDM under capital leases, and (iii) $161,945,000 to fund the cash portion of the consideration issued to the CDM Partners in the CDM Merger.  The 4th Amendment did not materially change the terms of the RGS revolving credit facility.

RGS entered into Amendment No. 5 to its Fourth Amended and Restated Credit Facility (the “5th Amendment”) on February 13, 2008, thereby expanding its revolving credit facility thereunder to $900,000,000. The availability for letters of credit is $100,000,000. The Partnership has the option to request an additional $250,000,000 in revolving commitments with 10 business days written notice provided that no event of default has occurred or would result due to such increase, and all other additional conditions for the increase of the commitments set forth in the fourth amended and restated credit agreement, or the credit facility, have been met. The 5th Amendment did not materially change the terms of the RGS revolving credit facility.

Acquisition of Nexus.  On March 25, 2008, the Partnership acquired Nexus Gas Holdings, LLC, a Delaware limited liability company (“Nexus”) (“Nexus Acquisition”) by merger for $87,749,000 in cash, including customary closing adjustments.  Nexus Gas Partners LLC, the sole member of Nexus prior to the merger (“Nexus Member”), deposited $8,500,000 in an escrow account as security to the Partnership for a period of one year against indemnification obligations and any purchase price adjustment.  The Partnership funded the Nexus Acquisition through borrowings under the existing revolving credit facility.

Upon consummation of the Nexus Acquisition, the Partnership acquired Nexus’ rights under a Purchase and Sale Agreement (the “Sonat Agreement”) between Nexus and Southern Natural Gas Company (“Sonat”).  Pursuant to the Sonat Agreement, Nexus will purchase 136 miles of pipeline from Sonat (the “Sonat Asset Acquisition”) that would enable the Nexus gathering system to be integrated into the Partnership’s north Louisiana asset base.  The Sonat Asset Acquisition is subject to abandonment approval and jurisdictional redetermination by the FERC, as well as customary closing conditions.  Upon closing of the Sonat Asset Acquisition, the Partnership will pay Sonat $27,500,000, and, if the closing occurs on or prior to March 1, 2010, on certain terms and conditions as provided in the Merger Agreement, the Partnership will make an additional payment of $25,000,000 to the Nexus Member.

Interest Rate Swaps.  On February 29, 2008, the Partnership entered into two year interest rate swaps related to $300,000,000 of borrowings under our revolving credit facility, effectively locking the base rate for these borrowings at 2.4 percent, plus the applicable margin.  These interest rate swaps were designated as cash flow hedges on March 7, 2008 and the Partnership incurred an immaterial mark-to-market charge.

Exhibit 99.1 - 16

Commodity Swaps. On March 7, 2008, the Partnership entered offsetting trades against its existing 2009 portfolio of hedges, which it believes will substantially reduce the volatility of its net income.  This group of trades, along with the pre-existing 2009 portfolio, will continue to be accounted for on a mark-to-market basis.  Simultaneously, the Partnership executed additional 2009 NGL swaps which were designated under SFAS No. 133 as cash flow hedges.  As a result, the Partnership increased the hedged percentage to 75 percent.